Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-209031 on Form S-4 of Western Refining, Inc. of our reports dated February 26, 2016, relating to the consolidated financial statements of Northern Tier Energy LP and subsidiaries, and the effectiveness of Northern Tier Energy LP and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Northern Tier Energy LP and subsidiaries for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

May 11, 2016